EXHIBIT 23.1

                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 4, 2004 relating to the consolidated financial statements of Harsco Corporation, which appears in Harsco Corporation's Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the incorporation by reference of our report dated February 4, 2004 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.


We also consent to the incorporation by reference in this Registration Statement of our report dated June 27, 2003 relating to the financial statements, which appears in the Annual Report of the Harsco Corporation Savings Plan on Form 11-K for the year ended December 31, 2002.


                                            /s/ PRICEWATERHOUSE COOPERS LLP

Philadelphia, PA
April 27, 2004